Exhibit 99.1

M/I Homes Announces New Credit Facility

Columbus, Ohio (June 14, 2010) - M/I Homes, Inc. (NYSE: MHO) announced that it entered into a new three-year $140 million secured revolving credit facility with a group of nine banks led by PNC Bank, National Association, as Administrative Agent.  The new credit facility replaces the Company’s previous $150 million secured revolving credit facility that was scheduled to mature in October, 2010.

Other banks participating in the Credit Facility include JPMorgan Chase Bank, N.A. and The Huntington National Bank as Co-Syndication Agents, Fifth Third Bank and US Bank, National Association as Co-Documentation Agents, and Regions Bank, Wells Fargo Bank, N.A., Citibank, N.A., and Comerica Bank as Lenders.  PNC Capital Markets LLC, acted as Sole Lead Arranger and Bookrunner.  The maximum facility amount was initially set at $125 million but was oversubscribed, with $140 million of aggregate commitments accepted by the company.  At closing, there were $1.2 million of letters of credit outstanding on the facility and no borrowings.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “During this period of tightened credit and continued uncertainty in the housing market, we appreciate the support of this strong group of banking partners, many of whom have maintained relationships with M/I Homes for more than a decade.  We believe the commitment of these banks is a testament to the company’s performance in managing through the downturn over the past several years and in maintaining a strong balance sheet with low leverage.  This new credit facility will provide us with additional financial flexibility.”

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 76,000 homes.  The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes.  The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Charlotte and Raleigh, North Carolina; the Virginia and Maryland suburbs of Washington, D.C.; and Houston, Texas.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time.  The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President and Chief Financial Officer, pcreek@mihomes.com
Ann Marie W. Hunker, Vice President and Controller, amhunker@mihomes.com
Kevin C. Hake, Vice President and Treasurer, khake@mihomes.com